DNB Financial Corporation
For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484-359-3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF - OTC Bulletin Board)

DNB Financial Corporation
Announces Earnings for the Third Quarter

(October 31, 2007 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, reported net income of $474,000 for the three months ended September 30, 2007, or $0.19 per diluted share, compared to $417,000 or $0.17 per diluted share, for the same period in 2006.

William S. Latoff, Chairman and CEO, of DNB said: “The Bank focused on managing non-interest expenses and development of our Retail sales strategy during the quarter. These efforts have produced some encouraging results. Net income increased 13.67% for the three months ended September 30, 2007 over the same period in 2006 and 1.46% for the 9 months ended September 30, 2007 over the year-earlier period.  Non-interest expense was down 1.65% compared to the second quarter of 2007.”

Non-interest income for the three months ended September 30, 2007 was $1.1 million compared to $871,000 for the same period in 2006 and included gain on sale of securities of $178,000.  Net interest income for the three months ended September 30, 2007 was down slightly compared to the same period in 2006, but was up $114,000 on a year to date basis when compared to 2006.

Overall, deposits increased $16.1 million as compared to December 31, 2006. Demand, money market, NOW and savings deposits, which DNB First considers core to its deposit-gathering strategy, were up in aggregate on a net basis by $6.7 million compared to December 31, 2006. Management considers these types of deposits to be a key indicator of the Bank’s ability to generate lower cost funds that are longer in duration and can better support the bank’s liquidity needs.

Mr. Latoff continued: “The density of banking institutions in our market and the overall economic climate continue to pose challenges for DNB First and many banks in our region. DNB First does not participate in the sub-prime lending market. However, the market shock introduced by the sub-prime lending meltdown resulted in the Federal Reserve dropping overnight rates by ½ of a percent in September to provide increased market stability and liquidity.”

A drop in the Prime rate and an ongoing soft market for commercial lending contributed to an overall decline in loan balances and net interest margin. Loan balances declined $9.3 million or 2.82% compared to December 31, 2006. Despite the overall drop, consumer loan balances, consisting primarily of Home Equity loans and lines, were up as the result of retail sales efforts that focused on other customer needs in addition to rate. Consumer loan balances were up $1.5 million or 2.70% compared to December 31, 2006.  The net interest margin for the quarter of 3.10% represented a decline of 11 basis points from the second quarter of 2007 and 10 basis points compared to the quarter ended September 30, 2006.

On a net basis, total borrowings at September 30, 2007 were down 30.92% or $34.2 million from December 31, 2006. This is consistent with the Bank’s strategy to reduce absolute levels of borrowings with growth in deposits and cash flows from existing loans and investments. While overall assets were down $12.0 million at September 30, 2007 compared to December 31, 2006, there is no change in DNB’s five year plan begun in 2003 to improve earnings through loan growth and lower funding costs.

Latoff concluded: “Our strategic implementations, including branch additions and existing branch renovations, have required significant up-front expense. They are necessary to offer the service level which our targeted audience expects in this very competitive market.”

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $513 million community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with eleven full service and two limited service offices in Chester and Delaware Counties. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on the OTC Bulletin Board under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events.  These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts.  When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements.  Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements.  DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
EARNINGS:
Interest income	$7,533	$7,308	$22,491	$20,796
Interest expense	3,845	3,557	11,258	9,677
Net interest income	3,688	3,751	11,233	11,119
Provision for credit losses	0	0	0	0
Non-interest income	1,060	871	2,932	2,585
Non-interest expense	4,154	4,187	12,509	12,198
Income before income taxes	594	435	1,656	1,506
Income tax expense	120	18	269	139
Net income	474	417	1,387	1,367
Net income per share, diluted*	$0.19	$0.17	$0.55	$0.54

PERFORMANCE RATIOS:
Interest rate spread	3.01%	3.10%	3.07%	3.14%
Net interest margin	3.10%	3.20%	3.17%	3.24%
Return on average equity	6.07%	5.47%	5.93%	6.05%
Return on average assets	0.38%	0.33%	0.37%	0.37%

	September 30		December 31
	2007		2006
FINANCIAL POSITION:
Securities	$147,847		$154,175
Loan and leases	320,160		329,466
Allowance for credit losses	3,917		4,226
Total assets	513,236		525,242
Deposits	397,129		381,027
Borrowings	76,356		110,538
Stockholders' equity	31,028		31,411

EQUITY RATIOS:
Tier 1 leverage ratio	8.17%		8.28%
Risk-based capital ratio	13.11%		13.29%
Book value per share*	$12.53		$12.54

* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2006.